Exhibit 99.1

Contacts:

Media: Margaret Kirch Cohen, +1 312-696-6383 or margaret.cohen@morningstar.com

Investors may submit questions to investors@morningstar.com.

FOR IMMEDIATE RELEASE

Morningstar, Inc. Reports Fourth-Quarter, Full-Year 2015 Financial Results

CHICAGO, Feb. 17, 2016—Morningstar, Inc. (NASDAQ: MORN), a leading provider of independent investment research, today announced its fourth-quarter and full-year 2015 financial results. Net income in the fourth quarter was $37.3 million, or 85 cents per diluted share, compared with $31.5 million, or 71 cents per diluted share, in the fourth quarter of 2014. For the year ended Dec. 31, 2015, net income was $132.6 million, or $3.00 per diluted share, compared with $78.3 million, or $1.74 per diluted share, in 2014. Net income for 2014 reflected a non-recurring expense of $61.0 million—approximately $38.2 million after taxes, or 85 cents per share—related to a previously announced litigation settlement.

Key Operating Metrics

•                  Revenue for the quarter was $201.6 million, an increase of 2.6% compared with the same period in 2014. For the year, revenue was $788.8 million, an increase of 3.8% compared with $760.1 million in 2014. Organic revenue, which excludes acquisitions, divestitures, and the effect of foreign currency translations, rose 5.4%, or $10.6 million, in the fourth quarter, and 6.8%, or $51.5 million, for the year.

•                  Fourth-quarter operating income was $50.1 million, or 24.9% of revenue, an increase of 7.5% compared with the fourth quarter of 2014. For the year, operating income was $190.6 million, an increase of 80.5% compared with $105.6 million in 2014.

•                  Free cash flow for the quarter was $35.0 million, reflecting cash provided by operating activities of $52.4 million and capital expenditures of $17.4 million, a decrease of $6.3 million in free cash flow compared with the same period in 2014. For the year, free cash flow was $181.6 million, reflecting cash provided by operating activities of $238.9 million and capital expenditures of $57.3 million, an increase of $107.7 million in free cash flow compared with 2014.

Joe Mansueto, chairman and chief executive officer of Morningstar, said, “We had a good quarter, led by strong results for Workplace Solutions, our retirement and financial wellness offering, and Morningstar Direct, our institutional investment research platform. Organic revenue was up more than 5%, with particular strength from our international operations. We also did a nice job keeping expenses in line while continuing to invest in our key growth initiatives.”

Mansueto outlined some of the company’s 2015 key accomplishments and challenges:

Accomplishments:

•                  After multiple years of investment and hard work, we began rolling out the next generation of several key software platforms. The first, Morningstar Direct Cloud, meets our clients’ preference for cloud-based deployment and highlights our proprietary research and tools. We also launched a completely redesigned interface and user experience for Morningstar Retirement Manager and the beta version of the new Morningstar.com, designed to help investors quickly and easily research and monitor their investments.

•                  Our five key investment areas—Workplace Solutions (formerly Retirement Solutions), Morningstar Direct, Morningstar Managed Portfolios, Morningstar Credit Ratings, and Morningstar Indexes—performed well, representing combined revenue growth of $29.1 million, or 12.7%.

•                  We completed the acquisition of Total Rebalance Expert (tRx), adding automated, tax-efficient portfolio rebalancing capabilities to our offerings for financial advisors. We also integrated several leading third-party platforms with our products to help advisors with more aspects of their daily workflows.

Challenges:

•                  Market volatility in late 2015 and early 2016 has made our clients more cautious, resulting in longer-than-usual sales cycles for some products and lower revenue from asset-based fees.

•                  Low interest rates and the industry-wide shift to passive investment management have continued to put pressure on spending for many of our asset management clients.

•                  While new issuance volume for commercial mortgage-backed securities (CMBS) was strong for most of 2015, it began weakening in the second half of the year.

Update on Key Investment Areas

•                  Total assets under management and advisement for Workplace Solutions rose 16.8% during the year to $89.7 billion.

•                  Licenses for Morningstar Direct rose 13.7% to 11,428 as of Dec. 31, 2015.

•                  Assets under management and advisement for Morningstar Managed Portfolios totaled $12.9 billion as of the end of the year, compared with $12.6 billion in 2014. Weak market performance and client redemptions kept asset growth relatively flat.

•                  Morningstar Credit Ratings completed 56 CMBS new-issue ratings in 2015, compared with 52 in 2014, and its market share for CMBS new-issue ratings increased by 10 percentage points year over year. The company also expanded its credit research and ratings to include coverage of asset-backed securities.

•                  The company expanded its suite of strategic beta indexes globally, and several asset managers launched new products that track Morningstar Indexes.

Balance Sheet and Capital Allocation

•                  As of Dec. 31, 2015, the company had cash, cash equivalents, and investments totaling $248.6 million and $35.0 million of short-term debt, compared with cash, cash equivalents, and investments of $224.6 million and $30.0 million of short-term debt as of Dec. 31, 2014.

•                  Morningstar expects to make annual bonus payments of approximately $50.0 million in the first quarter of 2016, compared with $48.0 million in the first quarter of 2015.

•                  In the fourth quarter of 2015, the company repurchased approximately 845,000 shares of common stock for $66.9 million. For the full year, the company repurchased approximately 1,240,000 shares of common stock for $97.0 million. As of Dec. 31, 2015, the company had $376.5 million remaining under the current authorization for future repurchases and 43.4 million shares of common stock outstanding.

•                  The company paid $33.7 million in dividends in 2015.

Comparability of Year-Over-Year Results

Certain items affected the comparability of fourth-quarter and full-year 2015 results versus the same periods in 2014.

•                  Foreign currency translations reduced operating income by $0.3 million during the fourth quarter, including a negative effect on revenue of $5.5 million and a favorable effect on operating expense of $5.2 million. For the year, foreign currency translations reduced operating income by $3.0 million, reflecting a negative effect on revenue of $26.9 million and a favorable effect on operating expense of $23.9 million.

•                  Effective Jan. 1, 2014, the company made changes to its sales commission plan that require a different accounting treatment, resulting in an additional $1.8 million and $0.6 million of amortized commission expense from the previous plan in the fourth quarters of 2014 and 2015, respectively.

•                  As previously mentioned, the company’s full-year 2014 results included a non-recurring expense of $61.0 million in connection with a litigation settlement, which negatively affected operating income, free cash flow, and net income for that period.

Use of Non-GAAP Financial Measures

The tables at the end of this press release include a reconciliation of the non-GAAP financial measures used by the company to comparable GAAP measures and an explanation of why the company uses them.

Annual Meeting

Investors are invited to attend Morningstar’s annual meeting at 9 a.m. Central Time on Friday, May 13, 2016, at its corporate headquarters at 22 W. Washington Street in Chicago. If you are interested in attending, please send an email to investors@morningstar.com.

Investor Communication

Morningstar encourages all interested parties—including securities analysts, current shareholders, potential shareholders, and others—to submit questions in writing. Investors and others may send questions about Morningstar’s business to investors@morningstar.com or write to the company at:

Morningstar, Inc.

Investor Relations

22 W. Washington Street

Chicago, IL 60602

Morningstar will make written responses to selected inquiries available to all investors at the same time in Form 8-Ks furnished to the Securities and Exchange Commission, generally on the first Friday of every month.

About Morningstar, Inc.

Morningstar, Inc. is a leading provider of independent investment research in North America, Europe, Australia, and Asia. The company offers an extensive line of products and services for individual investors, financial advisors, asset managers, and retirement plan providers and sponsors. Morningstar provides data on more than 510,000 investment offerings, including stocks, mutual funds, and similar vehicles, along with real-time global market data on more than 17 million equities, indexes, futures, options, commodities, and precious metals, in addition to foreign exchange and Treasury markets. Morningstar also offers investment management services through its investment advisory subsidiaries, with more than $180 billion in assets under advisement and management as of Dec. 31, 2015. The company has operations in 27 countries.

Caution Concerning Forward-Looking Statements

This press release contains forward-looking statements as that term is used in the Private Securities Litigation Reform Act of 1995. These statements are based on our current expectations about future events or future financial performance. Forward-looking statements by their nature address matters that are, to different degrees, uncertain, and often contain words such as “may,” “could,” “expect,” “intend,” “plan,” “seek,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” or “continue.” These statements involve known and unknown risks and uncertainties that may cause the events we discuss not to occur or to differ significantly from what we expect. For us, these risks and uncertainties include, among others, liability for any losses that result from an actual or claimed breach of our fiduciary duties; failing to maintain and protect our brand, independence, and reputation; failing to differentiate our products and continuously create innovative, proprietary research tools; failing to respond to technological change, keep pace with new technology developments, or adopt a successful technology strategy; liability related to our storage of personal information related to individuals as well as portfolio and account-level information; compliance failures, regulatory action, or changes in laws applicable to our investment advisory or credit rating operations; downturns in the financial sector, global financial markets, and global economy; the effect of market volatility on revenue from asset-based fees; a prolonged outage of our database, technology-based products and services, or network facilities; challenges faced by our non-U.S. operations, including the concentration of data and development work at our offshore facilities in China and India; and trends in the mutual fund industry, including the increasing popularity of passively managed investment vehicles. A more complete description of these risks and uncertainties can be found in our filings with the U.S. Securities and Exchange Commission, including our Annual Report on Form 10-K for the year ended December 31, 2014. If any of these risks and uncertainties materialize, our actual future results may vary significantly from what we expected. We do not undertake to update our forward-looking statements as a result of new information or future events.

Non-GAAP Financial Measures
To supplement Morningstar’s consolidated financial statements presented in accordance with U.S. Generally Accepted Accounting Principles (GAAP), Morningstar uses the following measures considered as non-GAAP by the U.S. Securities and Exchange Commission: consolidated revenue excluding acquisitions, divestitures, and the effect of foreign currency translations (organic revenue); consolidated operating income excluding the litigation settlement (adjusted operating income), consolidated operating margin excluding the litigation settlement (adjusted operating margin), and free cash flow. These non-GAAP measures may not be comparable to similarly titled measures reported by other companies.

Morningstar presents consolidated revenue excluding acquisitions, divestitures, and the effect of foreign currency translations (organic revenue) because the company believes this non-GAAP measure helps investors better compare period-over-period results.

Morningstar presents consolidated operating income and operating margin excluding the litigation settlement (adjusted operating income and adjusted operating margin) to show the effect of this non-recurring charge, better reflect period-over-period comparisons, and improve overall understanding of Morningstar’s current and future financial performance.

In addition, Morningstar presents free cash flow solely as supplemental disclosure to help investors better understand how much cash is available after Morningstar spends money to operate its business. Morningstar uses free cash flow to evaluate its business. Free cash flow should not be considered an alternative to any measure required to be reported under GAAP (such as cash provided by (used for) operating, investing, and financing activities).

For more information about these non-GAAP measures, please see the reconciliations provided in the accompanying financial tables.

All dollar and percentage comparisons, which are often accompanied by words such as “increase,” “decrease,” “grew,” “declined, “ or “was similar” refer to a comparison with the same period in the previous year unless otherwise stated.

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©2016 Morningstar, Inc. All Rights Reserved.

MORN-E

Morningstar, Inc. and Subsidiaries

Unaudited Condensed Consolidated Statements of Income

	Three months ended December 31				Year ended December 31
(in millions, except per share amounts)	2015	2014	change		2015	2014	change

Revenue	$201.6	$196.4	2.6%		$788.8	$760.1	3.8%
Operating expense:
Cost of revenue	84.9	81.3	4.5%		330.1	318.6	3.6%
Sales and marketing	22.8	28.0	(18.6%	)	96.6	111.1	(13.1%	)
General and administrative	27.2	25.9	4.6%		107.1	108.9	(1.7%	)
Depreciation and amortization	16.6	14.6	13.6%		64.4	54.9	17.3%
Litigation settlement	—	—	—		—	61.0	NMF
Total operating expense	151.5	149.8	1.1%		598.2	654.5	(8.6%	)
Operating income	50.1	46.6	7.5%		190.6	105.6	80.5%
Operating margin	24.9%	23.7%	1.2pp		24.2%	13.9%	10.3pp

Non-operating income:
Interest income, net	0.8	0.3	140.1%		1.3	2.1	(39.4%	)
Other income, net	0.6	1.5	(61.1%	)	1.8	6.3	(71.2%	)
Non-operating income, net	1.4	1.8	(26.5%	)	3.1	8.4	(63.4%	)

Income before income taxes and equity in net income of unconsolidated entities	51.5	48.4	6.2%		193.7	114.0	70.1%
Equity in net income (loss) of unconsolidated entities	0.3	(1.4)	NMF		1.8	—	NMF
Income tax expense	14.5	15.5	(6.7%	)	62.7	35.7	75.7%
Consolidated net income	37.3	31.5	18.2%		132.8	78.3	69.6%
Net income attributable to noncontrolling interests	—	—	—		(0.2)	—	NMF
Net income attributable to Morningstar, Inc.	$37.3	$31.5	18.4%		$132.6	$78.3	69.4%

Net income per share attributable to Morningstar, Inc.:
Basic	$0.85	$0.71	19.7%		$3.00	$1.75	71.4%
Diluted	$0.85	$0.71	19.7%		$3.00	$1.74	72.4%
Weighted average shares outstanding:
Basic	43.8	44.4	(1.4%	)	44.2	44.7	(1.1%	)
Diluted	43.9	44.5	(1.3%	)	44.3	44.9	(1.3%	)

NMF — Not meaningful, pp — percentage points

Morningstar, Inc. and Subsidiaries

Unaudited Condensed Consolidated Statements of Cash Flows

	Three months ended December 31		Year ended December 31
(in millions)	2015	2014	2015	2014

Operating activities
Consolidated net income	$37.3	$31.5	$132.8	$78.3
Adjustments to reconcile consolidated net income to net cash flows from operating activities	24.6	26.2	79.7	65.3
Changes in operating assets and liabilities, net	(9.5)	(0.8)	26.4	(11.4)
Cash provided by operating activities	52.4	56.9	238.9	132.2
Investing activities
Capital expenditures	(17.4)	(15.6)	(57.3)	(58.3)
Other, net	(8.8)	(1.2)	(22.2)	27.1
Cash used for investing activities	(26.2)	(16.8)	(79.5)	(31.2)
Financing activities
Common shares repurchased	(66.9)	(34.6)	(97.0)	(76.7)
Dividends paid	(8.4)	(7.6)	(33.7)	(30.5)
Proceeds from short-term debt	35.0	—	50.0	30.0
Repayments of short-term debt	—	—	(45.0)	—
Other, net	(0.2)	4.0	0.8	5.5
Cash used for financing activities	(40.5)	(38.2)	(124.9)	(71.7)
Effect of exchange rate changes on cash and cash equivalents	(2.3)	(6.0)	(12.6)	(12.3)
Net increase (decrease) in cash and cash equivalents	(16.6)	(4.1)	21.9	17.0
Cash and cash equivalents—Beginning of period	223.7	189.3	185.2	168.2
Cash and cash equivalents—End of period	$207.1	$185.2	$207.1	$185.2

Morningstar, Inc. and Subsidiaries

Unaudited Condensed Consolidated Balance Sheets

	December 31	December 31
(in millions)	2015	2014

Assets
Current assets:
Cash and cash equivalents	$207.1	$185.2
Investments	41.5	39.4
Accounts receivable, net	139.3	136.7
Other	22.0	29.5
Total current assets	409.9	390.8

Property, equipment, and capitalized software, net	134.5	117.6
Investments in unconsolidated entities	35.6	28.8
Goodwill	364.2	370.1
Intangible assets, net	74.2	95.9
Other assets	10.6	7.1
Total assets	$1,029.0	$1,010.3

Liabilities and equity
Current liabilities:
Accounts payable and accrued liabilities	$39.2	$34.3
Accrued compensation	80.9	80.5
Deferred revenue	140.7	146.0
Short-term debt	35.0	30.0
Other	8.6	3.0
Total current liabilities	304.4	293.8

Accrued compensation	8.9	7.9
Deferred tax liability, net	19.8	17.0
Other long-term liabilities	55.3	37.2
Total liabilities	388.4	355.9
Total equity	640.6	654.4
Total liabilities and equity	$1,029.0	$1,010.3

Morningstar, Inc. and Subsidiaries

Supplemental Data (Unaudited)

	As of December 31
	2015	2014		change

Our business
Morningstar.com Premium Membership subscriptions (U.S.)	120,557	123,274		(2.2%	)
Morningstar.com registered users (U.S.)	8,529,792	8,189,569		4.2%
Advisor Workstation clients (U.S.)	189	181		4.4%
Morningstar Office licenses (U.S.)	4,342	4,268		1.7%
Morningstar Direct licenses	11,428	10,055		13.7%
Assets under management and advisement (approximate)
Investment Advisory services	$77.8 bil	$81.0 bil		(4.0%	)
Workplace Solutions
Managed Retirement Accounts	$40.3 bil	$36.8 bil		9.5%
Plan Sponsor Advice	30.7 bil	26.7 bil		15.0%
Custom Models	18.7 bil	13.3 bil		40.6%
Workplace Solutions (total)	$89.7 bil	$76.8 bil		16.8%
Morningstar Managed Portfolios	$12.9 bil	$12.6 bil	(1)	2.4%

Our employees (approximate)
Worldwide headcount	3,930	3,760		4.5%
Number of equity and credit analysts	190	172		10.5%
Number of manager research analysts	115	110	(2)	4.5%

	Three months ended December 31					Year ended December 31
(in millions)	2015	2014		change		2015	2014		change
Key product revenue (3)
Morningstar Data	$38.5	$35.2	(4)	9.3%		$144.5	$139.5	(4)	3.6%
Morningstar Advisor Workstation	27.4	26.8		2.3%		106.3	101.7		4.6%
Morningstar Direct	26.7	23.9		11.9%		101.7	91.8		10.8%
Workplace Solutions	18.3	15.7		17.1%		66.6	57.3		16.3%
Morningstar.com	16.8	16.3		3.1%		59.9	58.1		3.0%

Other metrics
Number of commercial mortgage-backed securities (CMBS)	11	18		(38.9%	)	56	52		7.7%
Asset value of CMBS new-issue ratings	$8.5 bil	$9.7 bil		(12.4%	)	$46.4 bil	$33.7 bil		37.7%

(1) Revised to include Ibbotson Australia and a minor classification change.

(2) Revised.

(3) Key product revenue includes the effect of foreign currency translations.

(4) Revised to include a minor classification change.

Morningstar, Inc. and Subsidiaries

Reconciliations of Non-GAAP Measures with the Nearest Comparable GAAP Measures (Unaudited)

To supplement Morningstar’s condensed consolidated financial statements presented in accordance with U.S. Generally Accepted Accounting Principles (GAAP), Morningstar uses the following measures considered as non-GAAP by the the U.S. Securities and Exchange Commission: consolidated revenue excluding acquisitions, divestitures, and the effect of foreign currency translations (organic revenue), consolidated operating income, excluding the previously announced litigation settlement (adjusted operating income), consolidated operating margin, excluding the litigation settlement (adjusted operating margin), and free cash flow. These non-GAAP measures may not be comparable to similarly titled measures reported by other companies.

Morningstar presents consolidated revenue excluding acquisitions, divestitures, and the effect of foreign currency translations (organic revenue) because the company believes this non-GAAP measure helps investors better compare period-over-period results.

Morningstar presents consolidated operating income and operating margin excluding the litigation settlement (adjusted operating income and adjusted operating margin) to show the effect of this non-recurring charge, better reflect period-over-period comparisons, and improve overall understanding of our current and future financial performance.

In addition, Morningstar presents free cash flow solely as supplemental disclosure to help investors better understand how much cash is available after making capital expenditures. Management uses free cash flow to evaluate its business. Free cash flow should not be considered an alternative to any measure required to be reported under GAAP (such as cash provided by (used for) operating, investing, and financing activities).

	Three months ended December 31				Year ended December 31
(in millions)	2015	2014	change		2015	2014	change

Reconciliation from consolidated revenue to revenue excluding acquisitions, divestitures, and the effect of foreign currency translations (organic revenue):

Consolidated revenue	$201.6	$196.4	2.6%		$788.8	$760.1	3.8%
Less: divestitures	—	—	—		—	—	—
Less: acquisitions	(0.1)	—	NMF		(4.1)	—	NMF
Unfavorable effect of foreign currency translations	5.5	—	NMF		26.9	—	NMF
Revenue excluding acquisitions, divestitures, and the effect of foreign currency translations	$207.0	$196.4	5.4%		$811.6	$760.1	6.8%

Reconciliation from consolidated operating income to operating income, excluding the litigation settlement (adjusted operating income):

Consolidated operating income	$50.1	$46.6	7.5%		$190.6	$105.6	80.5%
Less: litigation settlement	—	—	—		—	61.0	NMF
Operating income, excluding litigation settlement	$50.1	$46.6	7.5%		$190.6	$166.6	14.4%

Reconciliation from consolidated operating margin to operating margin, excluding the litigation settlement (adjusted operating margin):

Consolidated operating margin	24.9%	23.7%	1.2pp		24.2%	13.9%	10.3pp
Less: litigation settlement	—	—	—		—	8.0%	NMF
Operating margin, excluding litigation settlement	24.9%	23.7%	1.2pp		24.2%	21.9%	2.3pp

Reconciliation from cash provided by operating activities to free cash flow:

Cash provided by operating activities	$52.4	$56.9	(7.9%	)	$238.9	$132.2	80.7%
Capital expenditures	(17.4)	(15.6)	11.5%		(57.3)	(58.3)	(1.7%	)
Free cash flow	$35.0	$41.3	(15.3%	)	$181.6	$73.9	145.7%